EXHIBIT 99.1

July 26, 2011 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2011, of $1,555,000, an increase of 5.7 percent from the $1,471,000 earned for the second quarter of 2010.   Earnings per share for the second quarter of 2011 were $.39, up 5.4 percent from the prior year second quarter.  For the six months ended June 30, 2011, net income totaled $3,588,000, a 6.2 percent increase from net income of $3,377,000 for the six months ended June 30, 2010.  Earnings per share were $.90 for the first six months of 2011 versus $.85 for the first six months of 2010, an increase of 5.9 percent.  Return on average assets and return on average equity was .81 percent and 10.49 percent, respectively, for the first half of 2011, compared to .80 percent and 10.15 percent, respectively, for the same period in the prior year.

The improvement in second quarter and year-to-date earnings was primarily attributable to higher noninterest income, specifically tax processing fees.  Furthermore, earnings were enhanced by the growth in year-to-date net interest income and by the limited increase in overhead expenses.

Net interest income, the Company’s largest revenue source, increased $570,000, or 3.4 percent, for the six months ended June 30, 2011 compared to the same period last year.  The second quarter 2011 net interest income was down $24,000 from the second quarter of 2010.  The increase in year-to-date net interest income was attributable to the extended low interest rate environment, as interest-bearing liabilities accounts continue to reprice to current market interest rates faster than the interest-earning assets.  Comparing the first half of 2011 to the first half of 2010, interest expense decreased $1,555,000, or 22.1 percent, and interest income decreased $985,000, or 4.1 percent.  Comparing the second quarter of 2011 to the second quarter of 2010, interest expense decreased $758,000, or 22.2 percent, and interest income decreased $782,000, or 6.7 percent.  Also contributing to higher net interest income for the six-month period was the growth in average earning assets, which for the first six months of 2011 grew over $50 million, or 6.3 percent, from the same period last year.  The growth in earning assets occurred primarily in relation to the clearing of tax refunds for a tax software provider.  During the short time we held such refunds, constituting noninterest-bearing deposits, we increased our deposits at the Federal Reserve.  However, the balances carried at the Federal Reserve only earn approximately .25 percent, which had a negative impact on our net interest margin.  The net interest margin for the six months ended June 30, 2011 was 4.17 percent, compared to 4.29 percent for the same period the prior year.  The net interest margin for the second quarter of 2011 was 4.08 percent, compared to 4.23 percent for the second quarter of 2010.  Even though the tax processing contributed to a lower net interest margin, it significantly increased noninterest income due to the collection of per item fees.

For the six months ended June 30, 2011, management provided $3,703,000 to the allowance for loan losses, which represented an increase of $2,061,000 from the same period last year.  For the three months ended June 30, 2011, management provided $759,000 to the allowance for loan losses, an increase of $38,000 from the same period the prior year.  The increase in provision expense was related to the further deterioration of collateral values on select impaired loans and to higher general loan loss reserves due to an increase in charge-offs.  The annualized ratio of net charge-offs to average loans for the six months ended June 30, 2011 was 2.07 percent, compared to .61 percent for the same period last year.  Most of the increase in charge-offs was associated with charging off specific allocations on impaired loans.  Given that a majority of the loss had been previously identified and specifically allocated for in the allowance for loan losses, a corresponding increase in provision expense was not required.  However, the higher net charge-offs had an impact on our historical loss factor for loans, which requires higher general allocations for loan losses going forward.  Given the status of the economy and the customers’ continued financial weakness, management charged off the identified impairment for collateral dependent impaired loans.  The ratio of nonperforming loans to total loans was .93 percent at June 30, 2011 compared to .78 percent at December 31, 2010 and 1.08 percent at June 30, 2010.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2011 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.04 percent of total loans at June 30, 2011, compared to 1.46 percent at December 31, 2010 and 1.20 percent at June 30, 2010.  The decrease in the allowance for loan losses from year end was primarily related to the charge-off of specific allocations on collateral dependent impaired loans.

Noninterest income totaled $5,346,000 for the six months ended June 30, 2011, as compared to $3,389,000 for the same period last year, an increase of $1,957,000, or 57.7 percent.  For the three months ended June 30, 2011, noninterest income totaled $1,687,000, an increase of $163,000, or 10.7 percent, from 2010’s second quarter.  Contributing to the increase in noninterest income was the significant growth in transaction volume in processing tax refund payments for a tax software provider.  For the 2011 tax season, the tax software provider was able to expand the number of tax preparers utilizing its software.  With the growth in transaction volume, the associated fee income for the six months ended June 30, 2011 increased $1,762,000, or more than 228 percent, from the same period last year.  Also contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $187,000, or 40.9 percent, from the first half of 2010.  Overall, management was pleased with the revenue growth derived from the utilization of technology, which enhances efficiency.

On a year-to-date basis, noninterest expense totaled $14,079,000 in 2011, an increase of $222,000, or 1.6 percent, when compared to the previous year.  For the quarter, noninterest expense increased only $5,000 from the second quarter in 2010.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $222,000, or 2.8 percent, for the first six months of 2011, as compared to the same period in 2010.  Contributing to the increase were annual merit increases, higher health insurance premiums and an increase in the number of employees.  Comparing the first half of 2011 to the first half of 2010, all remaining noninterest expenses were unchanged on a net basis.  The limited growth in noninterest expense reflects management’s efforts to control expenditures.

“I am very pleased to represent a financial holding company which, in a struggling economy, generated a 5.7 percent increase in earnings for the quarter ended June, 2011 and a 6.2 percent increase in earnings for the six months ended June, 2011 as compared to the same periods a year ago,” stated Jeffrey E. Smith, Chairman and CEO.  “While our return on assets of .81 percent was affected by the continuing low rate environment, our return on equity continues to be in double digits at 10.49 percent for the six month ended June 30, 2011.”

“Our earnings performance and capital position also permitted, as previously announced, our Board of Directors to declare a $.21 per common share dividend payable August 10, 2011 to shareholders of record August 4, 2011.”

“While the preceding information contains significant detail regarding the overall performance of Ohio Valley Banc Corp, the more significant report, to me, is that our non-performing loans to total loans at period ended June 30, 2011 was .93 percent; which, at less than 1 percent, is an enviable industry number.  However, further deterioration of collateral values, lack of employment growth, and the struggling economy motivated management to charge off specific allocations on previously identified impaired loans, which increased the annualized ratio of net charge-offs to average loans significantly, as compared to the same period in 2010.  This process of the continued monitoring of asset values, payment prospects, and borrower motivations will be the new normal for the foreseeable future. While this process also requires the reallocation of personnel, our year-to-date noninterest expense increased only 1.6 percent compared to the previous year; and, on a quarterly basis, noninterest expense increased only $5,000 from the second quarter of 2010.  Finally, the long anticipated ‘recovery’ remains just that ‘long anticipated’ in Ohio Valley Banc Corp’s core markets; however, the state of the economy in southern Ohio and western West Virginia continues to be preferable to the economies of a half dozen other states in our nation.”

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this  earnings  release  which  are  not  statements of  historical  fact constitute  forward-looking  statements  within the meaning  of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
PER SHARE DATA
Earnings per share	$0.39	$0.37	$0.90	$0.85
Dividends per share	$0.21	$0.21	$0.42	$0.42
Book value per share	$17.70	$17.15	$17.70	$17.15
Dividend payout ratio (a)	54.01%	56.89%	46.83%	49.55%
Weighted average shares outstanding	4,000,056	3,984,009	4,000,056	3,984,009

PERFORMANCE RATIOS
Return on average equity	9.00%	8.76%	10.49%	10.15%
Return on average assets	0.73%	0.71%	0.81%	0.80%
Net interest margin (b)	4.08%	4.23%	4.17%	4.29%
Efficiency ratio (c)	70.20%	71.17%	61.45%	68.02%
Average earning assets (in 000's)	$811,296	$784,733	$849,422	$798,809

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$10,090	$10,807	$21,389	$22,243
Interest and dividends on securities	727	792	1,453	1,584
Total interest income	10,817	11,599	22,842	23,827
Interest expense:
Deposits	2,227	2,802	4,583	5,707
Borrowings	436	619	902	1,333
Total interest expense	2,663	3,421	5,485	7,040
Net interest income	8,154	8,178	17,357	16,787
Provision for loan losses	759	721	3,703	1,642
Noninterest income:
Service charges on deposit accounts	553	573	1,093	1,129
Trust fees	56	58	115	119
Income from bank owned life insurance	182	185	361	364
Mortgage banking income	60	54	137	129
Electronic refund check / deposit fees	265	127	2,533	771
Debit / credit card interchange income	344	247	644	457
Gain (loss) on sale of other real estate owned	5	34	10	(77)
Other	222	246	453	497
Total noninterest income	1,687	1,524	5,346	3,389
Noninterest expense:
Salaries and employee benefits	4,084	3,993	8,107	7,885
Occupancy	378	397	804	811
Furniture and equipment	282	304	562	596
FDIC insurance	285	262	612	521
Data processing	215	201	451	405
Other	1,737	1,819	3,543	3,639
Total noninterest expense	6,981	6,976	14,079	13,857
Income before income taxes	2,101	2,005	4,921	4,677
Income taxes	546	534	1,333	1,300
NET INCOME	$1,555	$1,471	$3,588	$3,377

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2011	2010
ASSETS
Cash and noninterest-bearing deposits with banks	$10,631	$8,979
Interest-bearing deposits with banks	37,335	50,772
Total cash and cash equivalents	47,966	59,751
Securities available for sale	100,703	85,839
Securities held to maturity
(estimated fair value: 2011 - $20,941; 2010 - $21,198)	21,345	22,178
Federal Home Loan Bank stock	6,281	6,281
Total loans	623,370	641,322
Less: Allowance for loan losses	(6,479)	(9,386)
Net loans	616,891	631,936
Premises and equipment, net	9,607	9,738
Other real estate owned	4,327	4,403
Accrued income receivable	2,611	2,704
Goodwill	1,267	1,267
Bank owned life insurance	20,122	19,761
Prepaid FDIC insurance	2,001	2,576
Other assets	5,169	5,080
Total assets	$838,290	$851,514

LIABILITIES
Noninterest-bearing deposits	$108,119	$91,949
Interest-bearing deposits	573,435	602,832
Total deposits	681,554	694,781
Securities sold under agreements to repurchase	36,680	38,107
Other borrowed funds	24,712	27,743
Subordinated debentures	13,500	13,500
Accrued liabilities	11,039	9,255
Total liabilities	767,485	783,386

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,659,795 shares issued)	4,660	4,660
Additional paid-in capital	33,003	33,003
Retained earnings	47,868	45,960
Accumulated other comprehensive income	986	217
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	70,805	68,128
Total liabilities and shareholders' equity	$838,290	$851,514